EXHIBIT 99.1

Financial Contact: Joel Kimbrough
901.385.3621
Investor Relations Contact: Kerry Finney
901.381.7442

For Immediate Release

Accredo Health, Inc. Comments on CMS Remodulin® Reimbursement Change and Increases Fiscal 2005 Earnings per Share Estimate

Memphis, TN, November 2, 2004 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported that the Centers for Medicare and Medicaid Services (CMS) instructed the Durable Medical Equipment Regional Carriers (DMERCs) to adjust the 2004 pricing allowance for Remodulin® (Treprostinil) to $61.75 per milligram. The adjustment is retroactive to January 1, 2004, and allows Medicare DMERC providers to rebill all relevant claims that were reimbursed at reduced rates during that period. Since January 1, 2004, the effective date of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA), the DMERCs established payment rates for the 10 mg Remodulin® vial size at rates that are below the Company’s acquisition cost of the drugs. In addition, one regional DMERC was paying all Remodulin® vial sizes at the same rate per milligram as that of the 10 mg vial, thus reducing the Company’s reimbursement for all Medicare recipients of Remodulin® in that region.

The notification issued by CMS did not address Medicare reimbursement levels for Flolan®, another product distributed by Accredo and dispensed for the treatment of pulmonary arterial hypertension. The Company intends to continue to pursue adjustment to the amounts reimbursed by Medicare for Flolan®.

As announced yesterday in the Company’s first quarter press release, Accredo has recorded revenues associated with the 10 mg concentration of Remodulin® at Medicare’s reduced level of reimbursement since January 1, 2004. As a result of the retroactive price adjustment from CMS and in accordance with generally accepted accounting principles, the Company will record the cumulative effect of this adjustment in the quarter ended September 30, 2004. This adjustment will result in additional net patient revenue of approximately $3.6 million and will increase previously released net income by approximately $2.2 million for the quarter ended September 30, 2004. Furthermore, previously released diluted earnings per share will increase from $0.26 to $0.31 for the quarter ended September 30, 2004. Of the $3.6 million in cumulative additional net patient revenue recorded in the September 2004 quarter, approximately $2.3 million related to Remodulin® dispensed during the fiscal year ended June 30, 2004. This adjustment has no affect on the consolidated cash flows of the Company for the three months ended September 30, 2004.

Taking into account the adjustment for changes in Remodulin® pricing announced by CMS, revenues for the quarter increased 25% to $419,734,000 compared to $334,984,000 for the quarter ended September 30, 2003. Net earnings decreased 14% to $15,037,000, or $0.31 per diluted share, for the quarter ended September 30, 2004 compared to $17,508,000, or $0.36 per diluted share, for the quarter ended September 30, 2003. In addition, the Company expensed approximately $4.4 million ($2.7 million net of tax, or $0.05 per diluted share) in unamortized debt issuance costs associated with the replacement and expansion of its senior credit facility during the quarter ended September 30, 2004. Excluding the charge, diluted earnings per share would be $0.36 for the quarter ended September 30, 2004. For the September 2004 quarter, gross profit margins, as adjusted, are 18.4% compared to 22.7% in the same quarter last year and 20.7% in the June 2004 quarter.

David D. Stevens, Accredo’s chairman and chief executive officer remarked, “We are clearly pleased with this announcement and believe that CMS appropriately addressed reimbursement inequities related to Remodulin®. More importantly, this is good news for all pulmonary arterial hypertension patients that need continued access to this product.”

Joel R. Kimbrough, Accredo’s chief financial officer, added, “In light of the numerous reimbursement challenges that are occurring, we view this as a favorable resolution to this issue. As a result of these reimbursement changes, we are increasing our diluted earnings per share estimate from a range of $1.45 to $1.53 to a range of $1.53 to $1.60 for fiscal 2005. We are reaffirming our previous estimate of fiscal 2005 revenues in the range of $1.85 to $1.90 billion.”

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading “Risk Factors” made in Accredo’s Annual Report on Form 10-K for its year ended June 30, 2004.

Accredo Health, Incorporated
Condensed Consolidated Statements of Income
(amounts in thousands, except share data)

	(Unaudited)
	Three Months Ended
	September 30
	As Previously
	Released	Revised
	2004	2004	2003
Net patient revenue	$406,856	$410,464	$326,039
Other revenue	8,665	8,665	8,397
Equity in net income of joint ventures	605	605	548

Total revenues	416,126	419,734	334,984
Cost of sales	342,491	342,491	258,897

Gross profit	73,635	77,243	76,087
General & administrative	35,983	35,983	34,552
Bad debts	5,600	5,600	7,174
Depreciation and amortization	3,839	3,839	2,955

Income from operations	28,213	31,821	31,406
Interest expense, net	(7,281)	(7,281)	(2,276)
Minority interest in consolidated subsidiary	(207)	(207)	(482)

Net income before income taxes	20,725	24,333	28,648
Provision for income taxes	7,869	9,296	11,140

Net income	$12,856	$15,037	$17,508

Earnings per share:
Basic	$0.26	$0.31	$0.37
Diluted	$0.26	$0.31	$0.36
Weighted average shares outstanding:
Basic	48,653,474	48,653,474	47,848,126
Diluted	49,093,243	49,093,243	48,554,127

Condensed Consolidated Balance Sheets
(amounts in thousands)

	(Unaudited)
	September 30, 2004
	As Previously		June 30,
	Released	Revised	2004
Cash & cash equivalents	$81,596	$81,596	$42,743
Accounts receivable, net	342,476	346,084	325,642
Inventories	145,542	145,542	128,323
Other current assets	49,939	49,939	52,370
Fixed assets, net	42,535	42,535	41,283
Other assets	578,499	578,499	407,821

Total assets	$1,240,587	$1,244,195	$998,182

Current liabilities	$223,003	$224,430	$192,504
Long-term debt	370,312	370,312	174,866
Other liabilities	29,165	29,165	28,869
Stockholders’ equity	618,107	620,288	601,943

Total liabilities and stockholders’ equity	$1,240,587	$1,244,195	$998,182

Condensed Consolidated Statements of Cash Flow
(amounts in thousands)

	(Unaudited)
	Three Months Ended
	September 30,
	As Previously
	Released	Revised
	2004	2004	2003
Net cash provided by operating activities	$32,263	$32,263	$7,456
Net cash used in investing activities	(191,100)	(191,100)	(1,894)
Net cash provided by (used in) financing activities	197,690	197,690	(4,447)

Increase in cash and cash equivalents	$38,853	$38,853	$1,115